Exhibit 10.10

[Cardinal Health Letterhead]

January 7, 2008

Mr. George Barrett

Dear George:

It is with great pleasure that I confirm in writing our offer of employment to you. All of us who have met with you enthusiastically believe you represent an exceptional fit with Cardinal Health (“Company”) and a superb addition to the executive management team. The major provisions of your offer are:

1.	Your position is Vice Chairman of Cardinal Health and CEO, Healthcare Supply Chain Services, reporting directly to me. During your employment, you will also serve on Cardinal Health’s Long Range Planning Committee and Executive Leadership Team.

2.	Your annual base salary will be $975,000, and your cash compensation profile will be reviewed along with all other officers of Cardinal Health at regular intervals with the Human Resources and Compensation Committee of the Board of Directors. You will be paid a one-time gross cash sign-on bonus of $500,000, which will be paid within your first 60 days of employment. If you voluntarily terminate employment with Cardinal Health, Inc. without Good Reason (as defined in paragraph 14 of this letter) within 12 months of your start date, you will be obligated to repay Cardinal Health, Inc. the full amount of the sign-on bonus.

You will be eligible to participate in our Management Incentive Plan (“MIP”). Your target annual incentive will be 100% of your base salary. Your incentive for the remainder of fiscal year 2008 (ending June 30, 2008) will be guaranteed to be paid at no less than 50% of target, with such amount prorated from your start date through the end of such fiscal year.

3.	You will receive a grant of 215,000 Cardinal Health stock options along with a grant of 75,000 Cardinal Health restricted share units. The “expected value” of these grants is $9,000,000 at a price for Cardinal Health stock of $60 per share. The grant date of these awards will be the first day after your start date that is the fifteenth day of a month, they will vest in annual installments of 33.33% on each of the first three anniversaries of the grant date and the stock options will expire on the seventh anniversary of the grant date. Standard terms and conditions will apply to this equity grant. The restricted share units will also be subject to deferred payment if you so elect on the enclosed election form.

Mr. George Barrett

January 7, 2008

4.	You will be eligible to participate in the Long-Term Incentive Cash Program (“LTICP”) for the FY2008 – FY2010 performance period. Your target opportunity for the three-year performance period will be $676,095, assuming a start date of January 1, 2008, and will be adjusted to reflect the actual start date of your employment with Cardinal Health.

5.	You will also be awarded a special grant of 13,333 Cardinal Health restricted share units. The “expected value” of this grant is $800,000 at a price for Cardinal Health stock of $60 per share. The grant date of these awards will be the first day after your start date that is the fifteenth day of a month, and they will vest in full on the first anniversary of the grant date. If, prior to vesting, your employment is terminated by the Company without Cause (as defined in paragraph 14 of this letter) or you terminate employment for Good Reason (as defined in paragraph 14 of this letter), these awards will vest on your termination date. In other respects, standard terms and conditions will apply to this special equity grant. This restricted share units award will also be subject to deferred payment if you so elect on the enclosed election form.

6.	You will be eligible for the next regular annual long term incentive grant in fiscal year 2009, scheduled to be granted on August 15, 2008. Based on the annual base salary in paragraph 2 of this letter agreement, the target “expected value” for your long term incentive award will be $3,250,000. The current mix of long term incentive awards is 45% in stock options, 30% in restricted share units and 25% in performance cash, subject to change in keeping with market trends and commensurate with similarly situated executives. In accordance with our long-term incentive compensation program, your actual equity grants may differ from your target grants based on your performance.

7.	You are eligible to participate in the Cardinal Health 401(k) Savings Plan on the first day of your employment. You may contribute up to 50% of your cash compensation to the Plan (subject to IRS maximum limits) on a pre-tax basis. Cardinal Health matches dollar-for-dollar on the first 3% you contribute to your 401(k) savings account and an additional 50 cents for every dollar on the next 2% you contribute. These matching dollars are immediately 100% vested. In addition, the Company will make a 3% contribution to your 401(k) Plan account. This Company contribution is 100% vested after three years of service. In addition, the Company provides a social security integration contribution of 3% for eligible compensation over the social security wage base of $102,000 up to $230,000 which also vests over three years. Enrollment information will be sent to you by Fidelity Investments, our financial benefits service provider, shortly after your start date.

8.

You will be eligible to participate in the Cardinal Health Deferred Compensation Plan, which enables you to save over the IRS limits in the qualified 401(k) plan. You may contribute up to 20% of your total eligible compensation (generally, base salary and performance based cash incentives). Cardinal Health provides a 3% contribution and 3% social security integration contribution for eligible compensation earned between $230,000 and $330,000, and a match on deferrals from eligible compensation earned between $230,000 and $330,000. All contributions vest as described in the 401(k) plan. Enrollment information will be sent to you by Fidelity.

Mr. George Barrett

January 7, 2008

Note that you must enroll within 30 days of your start date and that any deferral you elect will not apply to your FY08 MIP benefit because it has been guaranteed at a minimum level.

9.	You will be eligible to participate in the Cardinal Health Employee Stock Purchase Plan at the beginning of the next offering period under the terms specified in the Plan. You have the opportunity to purchase Cardinal Health stock at a 15% discount through after-tax payroll deductions. There are two offering periods each year, January-June and July-December. Enrollment information will be provided to you prior to the next eligible offering period after your start date.

10.	You and your eligible dependents will be eligible for participation in our group benefits program on your date of hire. This program includes coverage for medical, dental, vision, life insurance, accidental death and dismemberment, short-term and long-term disability.

11.	Upon joining Cardinal Health, you will receive seven paid Company holidays (New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day following, and Christmas Day). In calendar 2008, based on your prior employment experience, you will be eligible to receive up to 208 hours (26 8-hour days) of Paid Time Off (“PTO”). PTO includes vacation, sick and personal days and is subject to “use-or-lose” and other Company policies.

12.	The first day of your employment (your “start date”) will be mutually agreed to upon acceptance of this offer.

13.	As you will be relocating to Dublin, you will be eligible for the Company’s executive relocation program, which will be forwarded to you as soon as possible. In addition, prior to the earlier of the date of your relocation to Dublin or nine months from your first date of employment, the Company will reimburse you on an after-tax basis for reasonable temporary living expenses, and you may have use of corporate aircraft on an after-tax basis for commuting purposes, with the approval of the CEO and based on availability.

14.

If you join Cardinal Health and your employment is terminated by the Company without Cause (as defined below) or you terminate employment for Good Reason (as defined below), (a) on or before the third anniversary of your start date, the Company will provide you with severance equal to two times your annual base salary and target annual bonus, and (b) after the third anniversary of your start date, the Company will provide you with severance equal to one times your annual base salary and target annual bonus. “Good Reason” means that (i) you have experienced a material diminution of your duties; (ii) your annual base salary has been reduced below $975,000; (iii) your total target direct compensation (i.e., base salary, target annual incentive compensation and target long-term incentive compensation) is not in line with that of other senior executives of the Company at your level or is significantly below market comparator data; (iv) you no longer report to the CEO or Board of Directors of the Company or any successor to the Company, (v) a successor to the Company fails to assume the Company’s obligations to you under this letter, or (vi) you are asked to relocate outside of the vicinity of Dublin

Mr. George Barrett

January 7, 2008

Ohio; in each case, other than actions that are not remedied by the Company within ten business days after receipt of written notice thereof from you. “Cause” means willful and continued failure to perform your duties for the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness); an act by you of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any affiliate; a material breach by you of any provision of the Confidentiality and Business Protection Agreement referenced in paragraph 19 of this letter; or the intentional and repeated violation of the written policies or procedures of the Company by you. The severance payments above will be payable in equal monthly installments over the one or two year period, as applicable, payable on the first payroll cycle of each calendar month of the severance period. Notwithstanding the foregoing, to comply with Section 409A of the Internal Revenue Code, the monthly installments that would otherwise be payable during the first six months following the date of your separation from service shall be accumulated and paid with the first monthly installment due at least six months after the date of your separation from service. For this purpose, your separation from service will occur on the date your employment termination is effective, provided that if you are continuing to provide services to the Company after that date, your level of service is no greater than 20% of the average level of services performed for the period of up to 36 months before the separation.

15.	If you join Cardinal Health and within one year after a Change of Control (a) your employment is terminated by the Company for any reason other than because of your death, Retirement, or Disability or for Cause (as defined in paragraph 14 of this letter), or (b) you terminate your employment for Good Reason (as defined in paragraph 14 of this letter), then the Company shall pay you the severance payments and benefits as set forth in paragraph 14 of this letter agreement. Except as expressly noted, capitalized terms used in this paragraph are used as defined in the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended. In addition, if any payment or benefit received by you in connection with the termination of your employment following a Change in Control (whether pursuant to the terms of this offer letter or any other plan, arrangement or agreement with the Company) (all such payments and benefits, including the severance payments, being hereinafter referred to as the “Total Payment”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Internal Revenue Code (including any related interest or penalties, “Excise Tax”), you will be paid an additional amount (the “Gross-Up Payment”) such that, after your payment of all taxes on the Gross-Up Payment (including any Excise Tax, income tax, related interest or penalties and the effect of any disallowed deductions), you will retain an amount of the additional payment equal to the Excise Tax. Any additional payment determined due under this provision will be paid within five days of the later of (a) the due date of the Excise Tax and (b) the date of the determination, but in no event later than the end of your taxable year in which the Excise Tax is due.

16.

In addition, if you are entitled to severance payments under paragraph 14 or 15 of this letter, the Company will also subsidize the continued coverage of you and any family members covered at the date of termination of your employment under the health and medical benefit plan of the Company (including prescription drug, dental and vision coverage, as applicable) for two years after your termination of

Mr. George Barrett

January 7, 2008

employment, at the same level of employer contribution applicable to similarly situated active employees of Cardinal Health. This subsidy may be taxable as additional income to you. In addition, it is agreed that your continued health and medical coverage is provided in accordance with Internal Revenue Code Section 4980B, commonly referred to as “COBRA coverage,” with your COBRA coverage commencing on termination of your employment.

17.	You acknowledge that you have provided for our legal review all currently effective employment contracts, non-competition, confidentiality and similar agreements between you and your current and prior employers.

18.	Consistent with our policies for all Cardinal Health personnel and the special consideration of our industry, this offer is contingent upon the taking of a Company-paid drug screening test, the results of which must be negative, as well as an acceptable background check, including references.

19.	Employment with Cardinal Health is not for any definite period of time and is terminable, with or without notice, at the will of either you or the Company at any time for any reason. There shall be no contract, express or implied, of employment. However, you agree to be bound by the terms of the attached covenants related to confidentiality and protection of the Company’s business interests. This agreement must be signed and delivered to the Company by or before your start date.

20.	This offer is subject to formal approval by the Human Resources & Compensation Committee of the Company’s Board of Directors.

George, you may have some follow-up questions once you have had the opportunity to review the details of this offer. If you have any questions, please feel free to call Carole Watkins. I very much look forward to your joining our organization and the opportunity we will have to work together in the future.

Sincerely,

/s/ R. Kerry Clark
R. Kerry Clark
Chairman and Chief Executive Officer
Cardinal Health

Enclosures

cc: Human Resources

I accept the above offer of employment:

/s/ George Barrett	1/9/08
George Barrett	Date

Confidentiality and Business Protection Agreement

This Confidentiality and Business Protection Agreement (“Agreement”) is hereby entered into by and between George Barrett (“Executive”) and Cardinal Health, Inc., an Ohio corporation (the “Company”), effective as of 1/9 , 2008.

It is hereby agreed as follows:

1. Consideration and Acknowledgements. The parties acknowledge that the provisions and covenants contained in this Agreement are ancillary and material to, and in consideration of, the employment letter agreement effective as of January 7, 2008 between the parties and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The parties also acknowledge and agree that the provisions of this Agreement do not adversely affect the Executive’s ability to earn a living in any capacity that does not violate the covenants contained herein. The parties further acknowledge and agree that the provisions of Section 9(a) below are accurate and necessary because (i) this Agreement is entered into in the State of Ohio, (ii) Ohio has a substantial relationship to the parties and to this transaction, (iii) Ohio is the headquarters state of the Company, which has operations worldwide and has a compelling interest in having its employees treated uniformly, (iv) the use of Ohio law provides certainty to the parties in any covenant litigation in the United States, and (v) enforcement of the provisions of this Agreement would not violate any fundamental public policy of Ohio or any other jurisdiction.

2. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (collectively, the “Cardinal Group”), all secret or confidential information, knowledge or data relating to the Cardinal Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive’s employment by the Cardinal Group and that is not public knowledge (other than as a result of the Executive’s violation of this Agreement) (“Confidential Information”). For the purposes of this Agreement, information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Cardinal Group, except with prior written consent of the applicable Cardinal Group company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or the Cardinal Group, as applicable, and shall be turned over to the applicable Cardinal Group company upon termination of the Executive’s employment.

3. Non-Recruitment of Cardinal Group Employees, etc. Executive shall not, at any time during the Restricted Period (as defined in this Agreement), without the prior written consent of the Company, engage in the following conduct (a “Solicitation”): (i) directly or

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indirectly contact, solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous twelve months an employee, representative, officer or director of the Cardinal Group; or (ii) take any action to encourage or induce any employee, representative, officer or director of the Cardinal Group to cease his or her relationship with the Cardinal Group for any reason. A “Solicitation” does not include any recruitment of employees within or for the Cardinal Group. The “Restricted Period” means the period of Executive’s employment with the Cardinal Group and the additional period ending twenty-four months after the Executive’s date of termination of employment or date of retirement, as applicable.

4. No Competition – Solicitation of Business. During the Restricted Period, the Executive shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity) solicit, service or accept on behalf of any competitor of the Cardinal Group the business of (i) any customer of the Cardinal Group at the time of the Executive’s employment or date of termination of employment, or (ii) any potential customer of the Cardinal Group which the Executive knew to be an identified, prospective purchaser of services or products of the Cardinal Group.

5. No Competition – Employment by Competitor. During the Restricted Period, the Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, or be otherwise engaged or employed by, any entity or enterprise that is in competition with the business conducted by any member of the Cardinal Group (other than a business that is not a significant business to the Cardinal Group as a whole or to the entity or enterprise as a whole).

6. No Disparagement.

(a) The Executive and the Company shall at all times refrain from taking actions or making statements, written or oral, that (A) denigrate, disparage or defame the goodwill or reputation of Executive or the Cardinal Group, as the case may be, or any of its trustees, officers, security holders, partners, agents or former or current employees and directors, or (B) are intended to, or may be reasonably expected to, adversely affect the morale of the employees of the Cardinal Group. The Executive further agrees not to make any negative statements to third parties relating to the Executive’s employment or any aspect of the businesses of Cardinal Group and not to make any statements to third parties about the circumstances of the termination of the Executive’s employment, or about the Cardinal Group or its trustees, directors, officers, security holders, partners, agents or former or current employees and directors, except as may be required by a court or governmental body.

(b) The Executive further agrees that, following termination of employment for any reason, the Executive shall assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment with the Company, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, the Executive agrees to notify the Company at the earliest opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of Executive and shall cooperate with the Executive in scheduling any assistance by the Executive, taking into account the Executive’s business and personal affairs, and shall compensate the Executive for any lost wages or expenses associated with such cooperation and assistance.

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7. Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the date of the Executive’s initial employment by the Company and continuing until the end of any period during which the Executive is employed by the Cardinal Group, relating or pertaining in any way to the Executive’s employment with or the business of the Cardinal Group, shall be promptly disclosed in writing to the Secretary of the Board and are hereby transferred to and shall redound to the benefit of the Company, and shall become and remain its sole and exclusive property. The Executive agrees to execute any assignment to the Company or its nominee, of the Executive’s entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Executive further agrees at all times to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.

8. Acknowledgement and Enforcement. The Executive acknowledges and agrees that: (A) the purpose of the foregoing covenants, including without limitation the noncompetition covenants of Sections 4 and 5, is to protect the goodwill, trade secrets and other Confidential Information of the Company; (B) because of the nature of the business in which the Cardinal Group is engaged and because of the nature of the Confidential Information to which the Executive has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Cardinal Group in the event the Executive breached any of the covenants of this Agreement; and (C) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Agreement would be inadequate. The Executive therefore agrees and consents that if the Executive commits any breach of a covenant under this Agreement or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

9. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Ohio in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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If to the Executive:             At the most recent address on file for the Executive at the Company.

If to the Company:              Cardinal Health, Inc.

                7000 Cardinal Place

                Dublin, Ohio 43017

                Attention: Chief Legal Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.

(d) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ George Barrett
George Barrett
Execution Date: 1/9 , 2008

CARDINAL HEALTH, INC.

/s/ R. Kerry Clark
By:	R. Kerry Clark
Its:	Chairman and Chief Executive Officer
Execution Date: 1/13 , 2008

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